AGREEMENT

THIS AGREEMENT, by and among Multiband Corporation, a Minnesota corporation, and New Hope Direct Acquisition Company (collectively “Multiband”), Minnesota Digital Universe, Inc., a Minnesota corporation (“MDU”), Patrick Deutsch, Kent Whitney and Vern Swedin (collectively “Deutsch”).

RECITALS

WHEREAS, Deutsch sold their stock in MDU to Multiband on April 2, 2004, pursuant to an Acquisition Agreement; and

WHEREAS, at the time of sale of such stock, Pace, Deutsch and Multiband entered into an Operating Agreement, attached hereto as Exhibit A, and a Compensation Agreement, attached hereto as Exhibit B (the “Agreements”) which, among other things, provided for various services to be provided by Pace to Multiband for a period of five (5) years from and after the date of closing; and

WHEREAS, the parties hereto have had various issues which they wish to resolve relating to the Agreements and other matters.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Pace, Deutsch and Multiband agree to terminate the Agreements effective midnight, September 30, 2006.

2.
Commencing October 1, 2006, and on the first day of each month thereafter through the payment due on April 1, 2009, Multiband shall pay to Pace the sum of Fifteen Thousand ($15,000.00) Dollars as and for consideration for the termination of the Operating Agreement.

3.
Multiband will arrange to release Patrick Deutsch and Vern Swedin of any and all restrictions relating to sale of their stock in Multiband, including registrations, 144 Restrictions, etc. Multiband will provide evidence that Patrick Deutsch and Vern Swedin may sell this stock in Multiband without notice or registrations of any kind ninety days from this Agreement’s date in accordance with SEC Rule 144.

4.
“Multiband” and its subsidiaries, “MDU” and “Duetsch” mutually agree to and hereby do fully release, discharge and satisfy any and all claims they may have against each other or any party to this Agreement and all their respective members, owners, shareholders, officers, directors, agents, employees, subsidiaries, dealers, distributors, successors or assigns in relation to any and all claims, demands or causes of action of any kind or nature they may now have or ever claim to have, by reason of any matter, fact, event, agreement or thing occurring or existing prior to the date of this Agreement, whether they are known or unknown, including but not limited to any and all claims based on tort, contract or equity. This paragraph shall NOT apply to:

a.	The rights and obligations of the Parties as set forth in this Agreement providing for future performance;

b.	The Finder’s Fee Agreement between Vern Swedin and Multiband; or

c.	Any employment agreements between Kent Whitney and Multiband.

5.
Multiband shall pay Pace, pursuant to Paragraph 2a of their Operating Agreement for revenue booked for MDU, the Minnesota corporate entity, Pace’s payment as specified in said paragraph for the year 2006, for the period January 1, 2006, through September 30, 2006.

6.
Pace shall enter into an Agreement with Multiband granting Multiband a 5% discount on product purchased if the invoice is paid within 30 days of delivery of product (not including DirecTV receivers). This discount would begin on October 1, 2006.

7.
The parties may execute this Agreement separately, and each separately signed document shall be deemed an original regardless of the date of its execution and delivery, and these counterparts together shall be one and the same Agreement.

8.	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any of its other provisions.

9.
This Agreement and any documents executed and delivered contemporaneously therewith are the entire agreement between the Parties. Such documents supersede any prior or contemporaneous oral or written discussions, negotiations, or commitments between the Parties and can be amended only in writing signed by all Parties.

10.	The parties and their signatories represent that they are duly authorized to execute this Agreement.

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11.
Pace agrees to use reasonable efforts to cooperate with Multiband in transferring all information, agreements and current and historical data related to MDU pursuant to the transition of the MDU operations.

IN WITNESS WHEREOF, the parties have executed this Agreement this_______ day of ___________________________, 2006.

Multiband Corporation

By:__________________________________
Its Chief Executive Officer

New Hope Direct Acquisition Company

By:___________________________________
Its Chief Executive Officer

Minnesota Digital Universe, Inc.

By:___________________________________
Its Chief Executive Officer

______________________________________
Patrick Deutsch

______________________________________
Kent Whitney

______________________________________
Vern Swedin

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Exhibit A

Operating Agreement

Exhibit B

Compensation Agreement